Exhibit 99.1

Pike Electric Announces Resignation of Mark Castaneda as Chief Financial
Officer, Appointment of Anthony Slater as Successor

          MOUNT AIRY, N.C., Aug. 16 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, today announced the resignation of Mark Castaneda as its Chief Financial Officer, effective August 18, 2006.  Mr. Castaneda is resigning his position in order to pursue other professional opportunities.  “We would like to thank Mr. Castaneda for his contributions to Pike Electric during his tenure as CFO,” said Pike Electric Chairman and CEO, J. Eric Pike. “We wish him all the best in his future endeavors.”  Anthony Slater, Pike Electric’s Vice President of Finance, will replace Mr. Castaneda as Chief Financial Officer.  Mr. Slater, 36, has over 13 years of industry and public accounting experience and joined the Company in February 2006.  Immediately prior to joining the Company, Mr. Slater was employed by Universal Solutions International, Inc., where he served as Chief Financial Officer from January 2005 to December 2005 and as Vice President of Finance and Accounting from July 2003 to December 2004.  Prior to joining Universal Solutions, Mr. Slater served as Vice President of Accounting and Financial Reporting for Konover Property Trust Inc. from 1999 to 2002.  Mr. Slater is also a registered C.P.A.

          About Pike Electric

          Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Our core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. Our common stock is quoted on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the company’s website at www.pike.com or you may phone us at 336-789-2171.

SOURCE  Pike Electric Corporation
     -0-                                                                  08/16/2006
     /CONTACT:  J. Eric Pike of Pike Electric, Chairman and CEO,
+1-336-719-4202/
     /Web site:  http://www.pike.com/
     (PEC)